Exhibit 99.1

Greenland Acquisition Corporation Announces Pricing of $40 Million Initial Public Offering

New York, July 24, 2018 (GLOBE NEWSWIRE) — Greenland Acquisition Corporation (NASDAQ: GLACU, the “Company”) announced today that it priced its initial public offering of 4,000,000 units at $10.00 per unit. The units are expected to be listed on The NASDAQ Capital Market (“NASDAQ”) and trade under the ticker symbol “GLACU” beginning tomorrow, July 25, 2018. Each unit consists of one ordinary share, one warrant to purchase one-half of one ordinary share, and one right to receive one-tenth of one ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the ordinary shares, rights and warrants are expected to be listed on NASDAQ under the symbols “GLAC,” “GLACR,” and “GLACW,” respectively.

The underwriters have been granted a 45-day option to purchase up to an additional 600,000 units offered by the Company to cover over-allotments, if any.

The offering is expected to close on July 27, 2018 subject to customary closing conditions.

Chardan acted as sole book running manager in the offering.  I-Bankers Securities, Inc. acted as co-manager.

About Greenland Acquisition Corporation

Greenland Acquisition Corporation is a blank check company formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, but it intends to focus on businesses that have their primary operations located in China.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on July 24, 2018. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Chardan Capital Markets, LLC, 17 State Street, Suite 1600, New York, New York 10004. Copies of the registration statement can be accessed through the SEC's website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Yanming Liu

Greenland Acquisition Corporation

(86) 010-53607082